Exhibit 10.4

July 24, 2007

Heidi Roth

[address]

Dear Heidi,

Following our discussions, this letter sets forth the terms of our agreement relative to your employment with Kilroy Realty Corporation (the “Company”) and Kilroy Realty, L.P. (the “Operating Partnership”).

1. Position/Title:	Senior Vice President—Controller

2. Term:	Effective as of January 1, 2007 and ending December 31, 2009, and automatically extended on December 31, 2009 and each December 31 thereafter for an additional 12 month term unless either the Company or you provides notice to the other party at least 90 days before the December 31 extension date electing not to extend the Term further as of that December 31.

3. Base Salary:	$200,000

4. Bonus:	An annual cash award (the “Annual Incentive”). The annual target incentive opportunity for the Annual Incentive shall be $100,000, up to 25% of which may be payable, in the Company’s sole discretion, in Company stock, as such target may be adjusted by the Company.

5. Benefits:	All employee and executive benefit plans and programs of the Company, as presently in effect or as they may be modified or added to by the Company from time to time, to the extent such plans are generally available to other senior executives or employees of the Company, subject to the eligibility and other requirements of such plans and programs.

6. Vacation:	20 days per year

7. Severance:	If employment is terminated for reasons other than (i) Cause, (ii) by you other than for Good Reason or (iii) the end of the term of this Agreement, you shall receive severance payments equal to:

• Compensation accrued at termination;

•        A single severance payment in cash in an aggregate amount equal to the sum of: (i) one and one-half times Base Salary plus (ii) one and one-half times the average of the two highest Annual Incentives received by you during the preceding three completed performance years; provided, however, if employment is terminated by reason of death, your severance payment will be one times Base Salary and your average Annual Incentive;

• In lieu of any Annual Incentive compensation a partial year bonus based on actual performance against bonus targets as of the date of termination;

•        All equity awards held by you at termination which vest based on time shall become fully vested and all other terms of such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted;

•        Any performance objectives upon which the earning of performance-based restricted stock, RSUs, and other equity awards and other long-term incentive awards (including cash awards, but excluding any outperformance incentive award) is conditioned shall be deemed to have been met at the greater of (A) target level at the date of termination, or (B) actual performance and reasonably anticipated performance at the date of termination, and such amounts shall become fully vested and non-forfeitable as a result of termination of employment at the date of such termination, and, in other respects, such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted;

• All other rights under any other compensatory or benefit plan, including any deferrals, shall be governed by such plan; and

•        At Company’s expense, you and your spouse and dependent children shall be entitled to continuation of health insurance coverage (i.e., medical, dental and vision) under the Company’s group health plan(s) in which you were participating on the date of termination or if such plan(s) have been terminated, in the plan(s) in which senior executives of the Company participate for a period of one and one-half years after the date your employment terminates; provided, however, if employment is terminated by reason of death or disability, the continuation of benefits is for a period of one (1) year.

10. Cause:	If employment terminates due to Cause, you will receive your compensation accrued through the date of termination and no additional amounts other than what you are entitled to pursuant to the terms of any Company benefit plans.

For purposes of this Agreement, “Cause” shall mean:
• conviction for commission of a felony or a crime involving moral turpitude;
• willful commission of any act of theft, fraud, embezzlement or misappropriation against the Company or its subsidiaries or affiliates;

•        willful and continued failure to substantially perform your duties (other than such failure resulting from your incapacity due to physical or mental illness), which failure is not remedied within 30 calendar days after written demand for substantial performance is delivered by the Company which specifically identifies the manner in which the Company believes that you have not substantially performed your duties.

No act, or failure to act, on the part of you shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

12. Good Reason:	For purposes of this Agreement, “Good Reason” shall mean, without your express written consent, the occurrence of any of the following circumstances unless, if correctable, such circumstances are fully corrected within 30 days of the notice of termination given in respect thereof which notice must be given within 90 days of the occurrence:

•        The assignment of duties materially inconsistent with your position and status hereunder, or an alteration, materially adverse to you, in the nature of your duties, responsibilities, and authorities, your positions or the conditions of your employment;

•        On or after a change in control (A) a material reduction by the Company in your Base Salary, (B) the setting of your annual target incentive opportunity or payment of earned Annual Incentives in amounts materially less than specified above or (C) a material adverse change in benefits;

• the failure of the Company to obtain a satisfactory agreement from any successor to the Company to fully assume the Company’s obligations and to perform under this Agreement;
• any other failure by the Company to perform any material obligation under, or breach by the Company of any material provision of, this Agreement.

13. Release:	You agree, as a condition to receipt of any termination payments and benefits provided for in Section 7 herein, that you will execute a general release in substantially the form attached hereto as Exhibit A.

14. WAIVER OF JURY TRIAL:.

TO THE EXTENT APPLICABLE, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

15. Governing Law/ Arbitration:	This Agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of the State of California, without regard to conflicts of law principles. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Los Angeles, California by three arbitrators in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. For purposes of entering any judgment upon an award rendered by the arbitrators, the Company and you hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the Southern District of California, (ii) any of the courts of the State of California, or (iii) any other court having jurisdiction. The Company and you further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and you hereby waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to such jurisdiction and any defense of inconvenient forum. The Company and you hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

This Agreement supersedes any prior agreements with you regarding employment as well as any other discussions to date and is between you and the Company and the Operating Partnership.

/s/ Tyler H. Rose
Name: Tyler H. Rose
Title: Senior Vice President and Treasurer
Kilroy Realty Corporation

/s/ Tamara J. Porter
Name: Tamara J. Porter
Title: Vice President and Corporate Counsel
Kilroy Realty Corporation

/s/ Tyler H. Rose
Name: Tyler H. Rose
Title: Senior Vice President and Treasurer
Kilroy Realty, L.P.

/s/ Tamara J. Porter
Name: Tamara J. Porter
Title: Vice President and Corporate Counsel
Kilroy Realty, L.P.

I understand and accept that the terms of this Agreement are all-inclusive and supersede all other verbal and written discussions of employment.

Signature:	/s/ Heidi Roth	Date:	July 24, 2007
Heidi Roth

EXHIBIT A 1

For and in consideration of the payments and other benefits due to Heidi Roth (the “Executive”) pursuant to the Agreement dated as of July 24, 2007 (the “Agreement”), by and among Kilroy Realty Corporation, (the “Company”), Kilroy Realty, L.P. and the Executive, and for other good and valuable consideration, the Executive hereby agrees, for the Executive, the Executive’s spouse and child or children (if any), the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever release, discharge and covenant not to sue the Company, or any of its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of, or related to, his employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the “Affiliated Entities”) or the Executive’s separation from employment with the Affiliated Entities, which the Executive now has or may have against the Released Parties, whether known or unknown to the Executive, by reason of facts which have occurred on or prior to the date that the Executive has signed this Release. Such released claims include, without limitation, any and all claims relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of the Executive’s employment with the Affiliated Entities, as well as any and all such claims under state contract or tort law.

The Executive has read this Release carefully, acknowledges that the Executive has been given at least 21 days to consider all of its terms and has been advised to consult with any attorney and any other advisors of the Executive’s choice prior to executing this Release, and the Executive fully understands that by signing below the Executive is voluntarily giving up any right which the Executive may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. The Executive also understands that the Executive has a period of seven days after signing this Release within which to revoke his agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to the Executive pursuant to the Agreement until eight days have passed since the Executive’s signing of this Release without the Executive’s signature having been revoked other than any accrued obligations or other benefits payable

[1]	This release may be amended by the Company to reflect new laws and changes in applicable laws.

pursuant to the terms of the Company’s normal payroll practices or employee benefit plans. Finally, the Executive has not been forced or pressured in any manner whatsoever to sign this Release, and the Executive agrees to all of its terms voluntarily.

Notwithstanding anything else herein to the contrary, this Release shall not affect: (i) the Company’s obligations under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to the Executive under the Agreement, any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan) provided by the Affiliated Entities where the Executive’s compensation or benefits are intended to continue or the Executive is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the date of the Executive’s termination; (ii) rights to indemnification the Executive may have under the Agreement or a separate agreement entered into with the Company; or (iii) rights Executive may have as a shareholder, unit holder or prior member of the operating partnership.

This Release is final and binding and may not be changed or modified except in a writing signed by both parties. Section 15 of the Agreement shall apply to this Release.

Date	Heidi Roth

Date	Kilroy Realty Corporation

Date	Kilroy Realty Corporation

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